Exhibit 21.1

SUBSIDIARIES OF ANTERO RESOURCES CORPORATION

Name of Subsidiary	Jurisdiction of Organization

Antero Resources Midstream Operating LLC	Delaware

Antero Resources Midstream LLC	Delaware